Exhibit 99.1

BioCardia Initiates Patient Enrollment at University of Wisconsin at Madison for Ongoing CardiAMP HF II Pivotal Study

CardiAMP HF II is Evaluating the CardiAMP™ Cell Therapy Product for Treating Patients with Ischemic Heart Failure of Reduced Ejection Fraction (HFrEF) and Elevated Markers of Cardiac Stress

Dr. Amish Raval, Professor of Medicine at the University of Wisconsin School of Medicine and Public Health, to serve as Site Principal Investigator and Co-National Principal Investigator

Sunnyvale, Calif. – May 6, 2025 - BioCardia, Inc. [Nasdaq: BCDA], a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, announced today that University of Wisconsin in Madison, Wisconsin is now enrolling patients with ischemic HFrEF in the Company’s ongoing pivotal Phase 3 CardiAMP HF II trial.

“In CardiAMP HF II, we aim to add to the evidence that this cell therapy can safely and significantly improve survival and quality of life for heart failure patients having elevated NTproBNP, a marker of heart stress, encompassing a large group of patients we see in daily practice,” said Dr. Amish Raval. “Importantly, this minimally invasive autologous approach has shown great results to date, avoids the need for immune suppression, and preserves all therapeutic options including heart transplant for patients.”

About the CardiAMP Heart Failure II Study

CardiAMP HF II is a 250-patient randomized multicenter procedure placebo-controlled study of the CardiAMP autologous cell therapy as a one-time treatment for patients with ischemic HFrEF on guideline directed medical therapy having elevated NTproBNP. The study is intended to confirm the safety and efficacy results in these patients observed in the CardiAMP HF study. The CardiAMP HF II study uses a similar three-tier composite primary outcome measure to CardiAMP HF, with tier 1 all cause death, tier 2 nonfatal major adverse cardiac events, but with tier 3 using a validated quality of life patient self-assessment instrument. In CardiAMP HF, this composite efficacy endpoint was achieved with statistical significance in the patients with elevated NTproBNP that are the focus of the CardiAMP HF II study (p=0.02).

Advances in this therapeutic approach in CardiAMP HF II include using the cell population analysis at screening to define treatment doses, which enables more patients to be eligible for the therapy, and improvements to the Helix system, which include the introduction of the FDA approved Morph DNA steerable platform.

About CardiAMP Autologous Cell Therapy

Granted FDA Breakthrough designation, CardiAMP Cell Therapy uses a patient’s own bone marrow cells delivered to the heart in a minimally invasive, catheter-based procedure to stimulate the body’s natural healing response to increase capillary density, reduce tissue fibrosis, and ultimately treat microvascular dysfunction. The mechanisms that lead to microvascular dysfunction, including fibrotic, inflammatory, apoptotic, and endothelial dysfunction, are all targets of CardiAMP cell therapy, largely through production of growth factors, cytokines, chemokines, and other factors that directly counteract each of these mechanisms.

The CardiAMP clinical development for heart failure is supported by the Maryland Stem Cell Research Fund and is reimbursed by Centers for Medicare and Medicaid Services (CMS). CAUTION - Limited by United States law to investigational use.

About BioCardia

BioCardia, Inc., headquartered in Sunnyvale, California, is a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP® autologous and CardiALLO™ allogeneic cell therapies are the Company’s biotherapeutic platforms with three clinical stage product candidates in development. These therapies are enabled by its Helix™ biotherapeutic delivery and Morph® vascular navigation product platforms. For more information visit: www.BioCardia.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to our investigational product candidates, the potential benefits and mechanism of actions of the CardiAMP cell therapy, enrollment in our clinical trials, and the safety and efficacy of our product candidates and therapies. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 26, 2025, under the caption titled “Risk Factors,” and in our subsequently filed Quarterly Reports on Form 10-Q. BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Media Contact:
Miranda Peto, Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120